CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT ("Agreement") is made this ____ day of _____________, 2000, by and between Everything Communications, LLC, a California limited liability company ("Consultant") and Web4Boats.com, Inc, a public corporation ("Company").

IN CONSIDERATION of the mutual terms and conditions set forth herein, Consultant and Company agree as follows:

1. ENGAGEMENT. Company hereby engages Consultant, and Consultant agrees to be engaged to provide to Company certain consulting services, more particularly described as follows: Chief Marketing Officer responsibilities including marketing strategy, management and implementation. Appended hereto and made a part hereof as if fully set forth herein is Schedule "A" entitled "Scope of Engagement." The parties acknowledge and agree that Schedule "A" sets forth Consultant's duties and responsibilities to Company and the budget allocated by Company to Consultant for the performance of such duties and responsibilities by Consultant.

2. TERM. The term of this Agreement shall be one (1) year commencing on April 1, 2000, and expiring on March 31, 2001, provided that this Agreement shall automatically renew for a one (1) year term at the end of this initial term and any subsequent renewal term unless within thirty (30) days of the end of any term a party gives written notice to the other of their intention to terminate the term of this Agreement.

3. FEES.

3.1. Monthly Engagement Fee. Company agrees to pay to Consultant the sum of $5,000.00 per month ("Monthly Fee"), which payment shall be due on or before the first day of each month starting April 1, 2000, and continue to be due on or before the first day of each consecutive month thereafter throughout the term of this Agreement. Consultant will provide Company with invoices with respect to the Monthly Fee for record keeping purposes.

3.2 Sponsorships/Incentives. Company shall pay Consultant fifteen percent (15%) of any advertising or promotional fees, earnings or rewards received by Company wherein Consultant is the procuring cause. Said fees shall be based upon the gross receipts by Company and are payable within thirty (30) days after Company's receipt of same.

3.3 Stock and Stock Warrants.  In addition to the Monthly Fee described in
Section 3.1 herein, Company shall grant to Consultant certain stock and stock options as follows: Upon the execution of this agreement, Consultant shall receive 50,000 shares of 144 restricted common stock (Symbol:EBOT) of the Company and in consideration for services already rendered to Company. In addition, Company grants to Consultant option to purchase 100,000 shares of Company's common stock, exercisable anytime during the term of this agreement, at the option price of 62.5 cents/share. Further, commencing on May 1, 2000 and through April 1, 2001, Company hereby grants a monthly option of 10,000 of the Company's common stock. The exercise price shall be equivalent to the closing price of the stock of that trading day following the close of the month in question. Consultant's option to purchase 100,000 shares and the right to receive a monthly option to purchase 10,000 shares, as described above, shall expire upon the termination of this Agreement, regardless of weather such termination is with or without cause, or upon its natural expiration as provided in section 2 above.

4. EXPENSES. As indicated in section 3 above, Company shall pay Consultant a monthly engagement fee of $5,000.00 in compensation for Consultant's time, expenses and overhead incurred during the billing month, and in connection with Consultant's performance of this agreement. Should Consultant estimate that his expenses shall be such that total of Consultant's time, expenses and overhead exceed $5,000.00 in any one month, Company shall pay all expenses Consultant incurs in performing its obligations under this Agreement, which are related specifically to Company's business and not part of Consultant's general overhead. At such time as Consultant estimates that his expenses shall exceed Monthly Fee in any one (1) month, Consultant shall obtain Company's written consent to incur such expenses. Consultant will invoice Company monthly for its expenses incurred and to which it is entitled to reimbursement under this Agreement, which invoice shall include reasonable supporting documentation with respect to the expenses. Such reimbursable expenses shall include, but not necessarily be limited to: travel, including, without limitation, air fare, parking, lodging, meals, rental car or other means of transport, reasonable entertainment expenses, and any other expenses related specifically to the business of Company and not generally to Consultant's business. Reimbursable travel expenses shall include travel while furthering the interest of Company pursuant to this Agreement. Notwithstanding the foregoing, only those expenses supported by vendor invoices shall be reimbursed.

5. COOPERATION. Company agrees to cooperate with Consultant to assist Consultant in the performance of its obligations hereunder, including but not limited to the provision of data, documents, information, financial records and professional services.

6. INDEMNITY AND HOLD HARMLESS. Company shall defend, indemnify and hold harmless Consultant from any and all claims, demands, obligations, liabilities, damages, expenses and actions of every kind and nature, including, without limitation, attorneys fees and all costs and expenses incurred in any litigation, arbitration, mediation or similar proceeding or as a prelude to or in lieu of any such proceeding (collectively "Losses"), asserted against or incurred by Consultant, relating to or arising out of the business of Company or Consultant's performance under this Agreement (specifically, including the acquisition of media for Company, regardless of the nature or type of media) except only for Losses which a court of competent jurisdiction has determined by final judgment are directly and primarily caused by actions taken or omitted to be taken by Consultant due to the gross negligence, bad faith or willful misconduct of Consultant.
Further, Company agrees that Consultant shall not have any liability to Company or any of its affiliates, directors, officers, employees, agents or shareholders, related to or arising out of this Agreement, except only for Losses incurred which a court of competent jurisdiction has determined by final judgment resulted directly and primarily for actions taken or omitted to be taken by Consultant due to the gross negligence, bad faith or willful misconduct of Consultant. In no event, regardless of the legal theory advanced, shall Consultant be liable for any lost profits, consequential, indirect or incidental damages of any nature, nor shall any Consultant ever have liability exceeding the amount of the fees actually paid to Consultant during any year during the term of this Agreement. It is anticipated that in the course of Consultant's performance under this Agreement, it will make recommendations to Company concerning various matters which advise Company is free to accept or decline. Company acknowledges that: (a) Consultant's advice and recommendations will be solely from a business and strategic perspective and not from a legal perspective; (b) the ultimate decision of acting or not acting pursuant to Consultant's advice and recommendations is within the discretion of the Company, including, without limitation, the decision to hire or fire employees; (c) Company will seek whatever professional, legal or other advice it deems reasonable and appropriate in connection with the consideration and implementation of advice and recommendations of Consultant; (d) Company will be solely responsible for the implementation of all such decisions; (e) Consultant shall not have any liability or responsibility for the results or impact of such decisions;
and (f) any claims brought by any affected third parties shall be within the scope of the defense, indemnity and hold harmless provisions of this section.

7. INDEPENDENT CONTRACTOR. Consultant's relationship with Company is that of an independent contractor. Company does not have the right to control the manner and means by which Consultant performs its obligations under this Agreement. Nothing in this Agreement shall be construed to create an employment, partnership, joint venture or any other form of relationship between the parties, except the relationship of independent contractors. Consultant will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to its performance of services under this Agreement. Consultant's compensation will not be subject to withholding by Company for the payment of Social Security, federal, state, or any other employee, federal or state withholding taxes. Other than Consultant's rights to fees, reimbursement of expenses and other considerations set forth in this Agreement, Consultant shall not be entitled to any of Company's employee benefits generally provided for Company's employees.

8. RESTRICTIVE COVENANT. During the term of this Agreement, Consultant shall not, directly or indirectly, provide consulting services for any business involved in the secondary market sale of private party boats in any state in
which Company provides services during the term hereof.   Provided, however,
nothing in this Agreement shall prohibit Consultant from providing services to other non-competing businesses from Company. Notwithstanding the above, Consultant is prohibited from and agrees not to take any fee, commission or any other form of consideration from any person or entity referred to the Company by Consultant or which person or entity does business with Company.

9. CONFIDENTIALITY. During the term of this Agreement, Consultant shall have access to and become acquainted with various trade secrets, consisting of formulas, methodologies, algorithms, computer processing systems, patterns, devices, secret inventions, processes, and compilation of information, records, and specifications ("Confidential Information"), all of which are owned by the Company and regularly used in the operations of Company's business. Further, all records of the accounts of customers, route books, and any records and books relating tin any manner whatsoever to the customers of the Company, whether prepared by Consultant or otherwise coming into the Consultant's possession, shall be the exclusive property of the Company regardless of who actually purchased the original book or record.

	Consultant promises and agrees that Consultant shall not misuse, misappropriate, or disclose any of the Confidential Information, either during the term of this agreement or at any time thereafter, except as required in the course of Consultant's performance under this agreement. Consultant further acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Confidential Information obtain by the Consultant during the course of Consultant's performance under his agreement, including information concerning Company's current of future work, services or products, the facts that any such work, services or products are planned, under consideration, or in production, as well as any description thereof, constitutes unfair competition. Consultant promises and agrees not to engage in any unfair competition with Company at any time, whether during or following the termination of this agreement.

	As used herein, Confidential Information shall not include: (a) information that is publicly known or becomes known through no fault of the Consultant; (b) information which is independently developed by Consultant prior to or independent of Consultant's engagement by Company under this agreement; (c) information properly received by Consultant from third parties without further restrictions on the use or disclosure; or (d) information disclosed with Company's prior written consent.

10. DEFAULT.  The following shall constitute events of default under this
Agreement:

10.1 Company shall be in default if it fails to pay any sum due Consultant under this Agreement, and such non-payment continues for more than ten (10) days after Consultant has given written notice to Company concerning such non-payment.

10.2 Either party shall be in default if such party breaches this Agreement in any material respect, and such breach is not cured within twenty (20) days of written notice by the non-breaching party to the breaching party concerning such breach.

10.3 Either party shall be in default if such party voluntarily files a petition for relief under any bankruptcy law; makes a general assignment of all or a substantial portion of its assets for the benefit of its creditors; ceases to engage in the active conduct of business; or if an involuntary petition is filed against such party under any bankruptcy law, which petition is not dismissed within sixty (60) days of its filing.

11. TERMINATION.

11.1 Termination. The non-defaulting party may terminate this Agreement upon the occurrence of an event of default by the other party as described in
Section 10.

11.2 Effect of Termination.

11.2.1 If Company terminates this Agreement based upon the default of Consultant, Company shall have all rights and remedies as provided in this Agreement and under California law, subject to any limitations set forth herein.

11.2.2 If Consultant terminates this Agreement due to the default of Company, or if Company attempts to terminate this Agreement prior to its natural expiration in the absence of default by Consultant, Consultant shall be entitled to recover the following from Company: (a) all Monthly Fees previously accrued and unpaid and all Monthly Fees which would have accrued through the natural expiration of this Agreement; (b) any unreimbursed expenses which are reimbursable pursuant to Section 4 herein.

12. MISCELLANEOUS.

12.1 Interest. Any sums due Consultant by Company under this Agreement which are not paid on or before the due date thereof, shall bear interest at the rate of twelve percent (12%) per annum thereafter until paid.

12.2 Attorney Fees. In the event the services of an attorney at law are necessary to enforce any of the terms of this Consulting Agreement or to resolve any dispute arising under this Consulting Agreement, the prevailing party shall be entitled to recover its attorneys fees from the losing party as set by the appropriate trial, appellate or bankruptcy court, or on a petition for review. The appropriate court shall have the right to determine the prevailing party based upon the totality of the results in the particular proceeding.

12. Notices. All notices, requests and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if directed to the applicable party(ies) at his/its respective addresses set forth below, which Notice shall be effective at the time indicated if given in the following manner:

12.3.1 When delivered, if personally delivered by hand;

12.3.2 Upon actual receipt by the addressee if transmitted by facsimile to an office of the addressee and marked in prominent lettering "Urgent" (if a facsimile number for such party has been designated below or is subsequently designated in the same manner as a notice of address change would be provided as described below);

12.3.3 72 hours after mailing if mailed postage prepaid, by registered or certified mail, return receipt requested, with an additional copy mailed to the addressee by regular mail; or

12.3.4 At 5:00 p.m. (in the applicable time zone) on the day after the Notice is mailed to the addressee by a nationally recognized overnight mail service which guarantees next day delivery and provides tracking services with respect to such delivery.


The addresses for all Notice purposes under this Agreement shall be as follows:

To Company:
Web4Boats.com, Inc,
PO Box 1028
La Jolla, CA  92038

To Consultant:
Marc Stein
Everything Communicates, LLC
PO Box 185
Ventura, CA  93002

However, if any party shall have designated in the manner provided above a different address by Notice to the others, then Notice shall be to the last address so designated.

12.4 Modification and Waiver. No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and executed with the same formality as this Agreement. No waiver by either party of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

12.5 Severability. If any provision of this Agreement is declared void, or otherwise unenforceable, such provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect. In the event any provision of this Agreement shall not be enforceable as unreasonable or for any other reason, then said provision shall be enforced to the fullest extent permitted by law.

12.6 Jurisdiction and Venue; Governing Law. The jurisdiction for the resolution of any disputes under this Agreement shall be the State of California, and venue shall be in Los Angeles County. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.7 Execution in Counterparts and by Facsimile - This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed with signatures transmitted among the parties by facsimile, and no party shall deny the validity of a signature or this Agreement signed and transmitted by facsimile on the basis of the use of a facsimile copy rather than an original.

12.8 Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the matters provided herein and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any of the parties or by any officer, employee or representative of any party.

12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of Company and Consultant.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

COMPANY						CONSULTANT
Web4Boats.com, Inc,				Everything Communicates, LLC


By:							By:

Title:							Marc Stein, Managing Member






                                Schedule A
                            Scope of Engagement

Chief Marketing Officer

Overall responsibility of marketing strategy, management and implementation, more specifically:

1. Development and management of world class brand and identity
2. Building and managing of marketing, advertising, promotional and PR departments as funds allow
3. Development and management of integrated marketing, advertising, promotional and PR strategies and distribution
4. Development and design management of all marketing, advertising, promotional and PR materials
5. Purchasing of all marketing, advertising, promotional and PR print and media
6. Development and management of acquisition of sponsors and advertisers
7. Working and coordinating efforts with other team members and vendors to meet company goals and objectives





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